Consent of Independent Registered Public Accounting Firm

The Board of Trustees
The Dreyfus/Laurel Tax-Free Municipal Funds:

We consent to the use of our reports dated August 18, 2009 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP New York, New York October 8, 2009